CONFIRMING STATEMENT

 This statement confirms that Jay C. Hoag, Richard H. Kimball,John L. Drew, Jon Q. Reynolds, Jr.,

William J.G. Griffith, Robert W. Trudeau, Technology Crossover

Management VI, L.L.C., TCV VI, L.P. and TCV Member Fund, L.P. ("Filers"), have authorized and designated Robert C. Bensky and Carla S. Newell to execute and file on the Filers' behalf all Forms 3, 4 and 5 (including any amendments thereto) that the Filers may be required to file with the U.S. Securities and Exchange Commission as a result of the Filers' ownership of or transactions in securities of Netflix, Inc.  The authority of Robert C. Bensky and Carla S. Newell under this statement shall continue until the Filers are no longer required to file Forms 3, 4 and 5 with regard to their ownership of or transactions in securities of Techwell, Inc., unless revoked in writing.  The Filers acknowledges that Robert C. Bensky and Carla S. Newell are not assuming any of the Filers' responsibilities to comply with Section 16 of the Securities

Exchange Act of 1934.

Date:  July 27, 2006

                                s/  Jay C. Hoag

         Jay C. Hoag

    s/  Richard H. Kimball

         Richard H. Kimball

    s/  John L. Drew

         John L. Drew

    s/  Jon Q. Reynolds, Jr.

         Jon Q. Reynolds, Jr.

    s/  William J.G. Griffith

         William J.G. Griffith

    s/  Robert W. Trudeau

         Robert W. Trudeau

    s/  Technology Crossover Management VI, L.L.C.

         Technology Crossover Management VI, L.L.C.

    s/  TCV VI, L.P.

         TCV VI, L.P.

    s/  TCV Member Fund, L.P.

         TCV Member Fund, L.P.